Exhibit 10.2

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

In consideration of the covenants undertaken and releases contained in this Confidential Separation and General Release Agreement (this “Agreement”), Mike Cordano (“Executive”) and Western Digital Technologies, Inc., a Delaware corporation, including its parent company and any related entities and subsidiaries (collectively referred to as “Western Digital”), agree as follows:
1.Separation from and Termination of Employment. Executive’s employment with Western Digital and its affiliated and subsidiary businesses is terminated for all purposes effective August 14, 2020 (“Separation Date”). All salary, compensation, benefits and perquisites of employment ceased as of the Separation Date. Executive represents and agrees that he submitted his final expense report, if any, prior to the Separation Date, which Western Digital shall reimburse (to the extent not previously paid) in the ordinary course of business. Within thirty (30) days following the Separation Date, Executive shall receive payment in an amount equal to (a) all final amounts owed to Executive for Executive’s regular and usual base salary (if any), and (b) all final amounts owed to Executive for Executive’s earned and accrued but unpaid bonuses (if any), in accordance with the terms of the applicable bonus plan (in each case to the extent not previously paid). Executive is not required to sign this Agreement in order to receive the compensation and expense reimbursement described in this Section 1. All payments due to Executive from Western Digital after the Separation Date shall be determined under this Agreement.
2.Separation Benefits.
(a)    The benefits (“Separation Benefits”) provided under Section 2 of this Agreement are intended to be consistent with the Western Digital Corporation Executive Severance Plan, as such plan may be amended from time to time. Provided that Executive executes and delivers this Agreement to Western Digital and does not revoke this Agreement within the seven (7) day revocation period following the date Executive signs this Agreement, Western Digital shall pay or provide, as the case may be, the following Separation Benefits:
A.Severance Benefit. Executive will receive a payment of $1,600,000, less standard withholdings and authorized deductions, representing twenty-four (24) months of pay, which payment shall be made on or within thirty (30) days following the Separation Date (“Severance Payment”).
B.COBRA Payment. Executive shall receive a cash lump sum payment of $36,375, less required tax withholdings and authorized deductions, which represents a payment equal to the equivalent of eighteen (18) months’ payment for health care continuation costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (“COBRA Payment”). Such payment shall be made on or within thirty (30) days following the Separation Date. Executive understands that Executive remains responsible for working with Western Digital’s outside benefits administrator to elect COBRA benefits and must timely elect coverage in order to be eligible for COBRA benefits, should Executive elect COBRA. A COBRA election form and enrollment package will be mailed to Executive’s home address approximately two weeks after the end of the month in which Executive’s Separation Date occurs. Enrollment is not automatic. Executive understands that Executive must apply within sixty (60) days after the Separation Date or the date of Executive’s notification letter, whichever is later, or Executive will forfeit Executive’s right to COBRA coverage.
C.Incentive Payment. Executive acknowledges and agrees that, except as set forth in this Section 2(a).C., he has been paid all incentive payments he is owed by Western Digital through the Separation Date. Although Executive has not earned the Short Term Incentive (STI) compensation pursuant to the Western Digital Corporation Executive Short Term Incentive Plan fiscal year 2021 ( FY21), the Company will pay the Executive the amount of $115,384.62, less applicable taxes and withholdings, which payment assumes a 100% achievement of Executive’s Target Incentive under the STI plan for FY21 prorated through the Separation Date.

D.Options. Executive’s then outstanding stock options, if any, shall vest and become exercisable as to any such stock options that would have vested if Executive had remained employed with Western Digital through February 14, 2021. Notwithstanding anything to the contrary herein, the exercisability of Executive’s outstanding stock options shall continue to be governed by the stock incentive plans and stock option agreements applicable to such options. To the extent that any stock option is exercisable by the Executive on the Executive’s Severance Date, it may be exercised by the Executive at any time within three months following the Executive’s Severance Date (subject to earlier termination at the end of the option term or in connection with a change in control of Western Digital as provided in the applicable option documentation).  Any stock option, to the extent it is exercisable for the three-month period following the Executive’s Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-month period. Notwithstanding anything to the contrary herein, Executive shall not be entitled to any further continued vesting under any stock option award following the Severance Date, and the Severance Date shall be deemed to be Executive’s “Severance Date” for purposes of any outstanding stock option award agreements.
E.Restricted Stock Units. Executive’s then outstanding and unvested time-based restricted stock units granted prior to August 30, 2018, if any, shall vest and become payable as to any such units that would have vested if Executive had remained employed with Western Digital through February 14, 2021. Executive’s restricted stock units granted on August 30, 2018 that are subject to only time-based vesting requirements and are outstanding and unvested on the Separation Date shall vest and become payable on March 1, 2021 as to any such units that would have vested after the Separation Date if Executive had remained employed with Western Digital through February 14, 2021. Executive’s restricted stock units granted on September 4, 2019, that are subject to only time-based vesting requirements and are outstanding and unvested on the Separation Date shall vest on a pro rata basis and become payable on March 1, 2021 in accordance with the Notice of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreement – Vice President and Above and Standard Terms and Conditions for Restricted Stock Unit Award – Vice President and Above. Executive will be subject to any applicable tax withholdings on this income. Any restricted stock unit that remains unvested as of the Separation Date (and is not to vest upon March 1, 2021 ) after giving effect to the acceleration contemplated by the preceding provisions of this Section 2(a).E shall terminate as of the Separation Date and Executive shall have no further right with respect thereto or in respect thereof. Notwithstanding anything to the contrary herein, Executive shall not be entitled to any further continued vesting under any restricted stock unit award following the Severance Date, and the Severance Date shall be deemed to be Executive’s “Severance Date” for purposes of any outstanding restricted stock unit award agreements.
F.Performance Stock Units. Executive’s performance stock units (“PSUs”) granted on August 30, 2018 that are outstanding and unvested on the Separation Date shall be prorated and will become vested on August 30, 2021 (the scheduled vesting date) with respect to the number of stock units credited by the Compensation and Talent Committee of the Board of Directors of Western Digital in the ordinary course (as well as any accrued dividend equivalents thereon, to the extent applicable), and prorated as referenced above, in accordance with the Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement (for each Financial and TSR Measures) and Standard Terms and Conditions for Performance Stock Unit Award (for each Financial and TSR Measures). In addition, Executive’s PSUs granted on September 4, 2019 that are outstanding and unvested on the Separation Date shall be prorated and will become vested on September 4, 2022 (the scheduled vesting date) with respect to the number of stock units credited by the Compensation and Talent Committee of the Board of Directors of Western Digital in the ordinary course (as well as any accrued dividend equivalents thereon, to the extent applicable), and prorated as referenced above, in accordance with the Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement (for each Financial and TSR Measures) and Standard Terms and Conditions for Performance Stock Unit Award (for each Financial and TSR Measures). PSU payments will be subject to applicable tax withholding in accordance with the applicable award terms and conditions. Any PSUs that remain unvested as of the Separation Date (and are not to vest on August 30, 2021 and September 4, 2022, respectively) after giving effect to the acceleration contemplated by the preceding provisions of this Section 2(a).F shall terminate as of the Separation Date and Executive shall have no further right with respect thereto or in respect thereof.
G.Outplacement Services. Executive shall receive Tier I Executive Outplacement Services for a period of 12 months to be provided by a vendor approved by Western Digital, at Western Digital’s sole discretion, for the use of Executive only (“Outplacement Services”). These services are not transferable or assignable to any other person. Executive is not entitled to the cash value of these services, which must be commenced within 30 days of the Separation Date. If tax withholding is required with respect to the Outplacement Services, Executive will make arrangements satisfactory to Western Digital to satisfy such withholding obligations.
Notwithstanding anything to the contrary herein or in any other plan, agreement or arrangement, Executive shall not be entitled to any further additional or continued vesting as to any stock option, stock unit, RSU or other equity or equity-based award on or following the Separation Date except as expressly provided in Sections 2(a).D-G above, and the Separation Date shall be deemed to be Executive’s “Separation Date” (or any similar applicable defined term) for purposes of any outstanding stock option, stock unit, PSU, or other equity or equity-based award agreements.

    (b)    By signing this Agreement, Executive acknowledges and agrees that Executive shall not accrue or be entitled to any payments or benefits beyond the Separation Date except for the Separation Benefits listed in Section 2(a) of the Agreement. Executive acknowledges that the Separation Benefits are an additional benefit beyond that to which Executive is entitled to, and given in consideration for Executive’s promises in this Agreement, and that such Separation Benefits are contingent upon Executive’s execution of and not revoking this Agreement. The Separation Benefits are inclusive of any and all of Executive’s incurred or alleged fees, expenses, and/or costs which relate in any way to Western Digital, including attorney’s fees.

(c)    The amount of the Severance Payment, COBRA Payment, and the Incentive Payment provided for in Section 2(a).A-C and (if required under applicable tax law) the amounts paid or provided as the Outplacement Services, will be reported on Executive’s Form W-2 as income for Executive in the applicable year. In addition, amounts relating to the vesting or payment of stock units and PSUs, as well as amounts relating to the exercise of certain stock options, will be reported on Executive’s Form W-2 as income in the applicable year.
3.General Release By Executive
A.Executive understands and agrees that, by signing this Agreement, in exchange for the Separation Benefits that Executive will receive under Section 2(a) above, Executive is waiving, releasing and discharging, and promising not to sue, Western Digital Corporation and each and all of its divisions, subsidiaries, parents, predecessors, successors, assigns, and affiliated or related corporations and entities, past and present, including but not limited to Western Digital Technologies, Inc., Western Digital (Fremont), LLC, WD Media, LLC, and HGST, Inc., as well as each and all of its and their owners, trustees, officers, directors, managers, shareholders, members, partners, administrators, fiduciaries, representatives, attorneys, assignees, successors, insurers, benefit plans, agents and employees, past and present, and each of them (collectively, “Released Parties”), from and with respect to any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Executive’s employment relationship with, or the termination of Executive’s employment with, any of the Released Parties, including but in no way limited to, any act or omission committed or omitted prior to the date of execution of this Agreement. This general release of claims includes, but is in no way limited to, any and all wage and hour claims, claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any statute, constitution or regulation, including but not limited to any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990, the Older Workers Benefits Protection Act (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Cal-COBRA, the Immigration and Nationality Act section 1324a, the federal Worker Adjustment and Retraining Notification Act (“WARN”), California WARN Labor Code sections 1400 et seq., the California Fair Employment and Housing Act (“FEHA”), the Family and Medical Leave Act of 1993 (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code and Industrial Welfare Commission Wage Orders, or any other federal, state or local laws, regulations or ordinances, and any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability, and every type of relief (legal, equitable and otherwise) available to Executive, from the beginning of time to the date Executive signs this Agreement.
B.The foregoing release does not extend to Executive’s right to receive (i) any vested rights or benefits under the terms of any “employee benefit plan,” as defined in Section 3(3) of ERISA or any Western Digital nonqualified deferred compensation plan; (ii) Executive’s vested rights, if any, under any stock option grant or stock award pursuant to the terms of such grant agreement or applicable equity award plan; (iii) indemnification under California Labor Code § 2802 California Corporations Code §317, Western Digital’s by-laws, any indemnification agreement between Western Digital and Executive, or any other federal or state statute, law, regulation or provision that confers upon Executive a right to defense or indemnification arising out of the services he performed for Western Digital or any of the Releasees; or (iv) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement as a matter of law. Executive understands that nothing in the release shall preclude Executive from filing a claim for unemployment or workers compensation insurance. Executive further understands that nothing in this Release or Agreement, including the provisions addressing General Release by Executive, Litigation and Investigation Cooperation, and/or confidentiality obligations, is intended to or shall limit, prevent, impede or interfere with Executive’s participation in government investigations, testifying in proceedings brought by a government agency regarding the Company’s past or future conduct, or voluntarily communicating, without prior notice to or approval by the Company, with the government (including, but not limited to, government agencies such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, and the National Labor Relations Board) about a potential violation of law or regulation. Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement, Executive expressly acknowledges and agrees to release and waive any right to claim or recover, and will not accept, any form of monetary or other damages or any other form of relief from Western Digital in connection with any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf, for any released claims.
C.This general release applies to claims or rights that Executive may possess either individually or as a class member, and Executive waives and releases any right to participate in or receive money or benefits from any class action settlement or judgment after the date this Agreement is signed that relates in any way to Executive’s employment with Western Digital.
D.This general release is binding on Executive’s heirs, family members, dependents, beneficiaries, executors, administrators, successors and assigns.
E.The obligations stated in this general release are intended as full and complete satisfaction of any and all claims the Executive has now or has had in the past. By signing this general release, Executive specifically represents that Executive has made reasonable effort to become fully apprised of the nature and consequences of this general release, and that Executive understands that if any facts with respect to any matter covered by this release are found to be different from the facts Executive now believes to be true, Executive accepts and assumes that risk and agrees that this general release shall be effective notwithstanding such differences. Executive expressly agrees that this release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.
F.Executive represents and warrants that neither Medicare nor Medicaid has made any payment for medical services or items pursuant to 42 U.S.C. § 1395y and the corresponding regulations, or otherwise, relating to the Released Matter. “Released Matter” means any released accident, occurrence, injury, illness, disease, loss, claim, demand, damages, or matter that is subject to this Agreement and the releases herein. Executive acknowledges and agrees that neither Western Digital nor any of the Released Parties has any obligation or responsibility to reimburse Medicare, Medicaid, the Centers for Medicare and Medicaid Services, or any other entity or person for any past or future injury related medical expenses that have arisen or may hereafter arise out or relate in any way to the Released Matters. Executive acknowledges and agrees that it is Executive’s responsibility alone to reimburse such entities for any payments made on their behalf for such past or future medical expenses, if any, and Executive agrees to indemnify and hold harmless Western Digital and the Released Parties from any and all claims, demands, liens, subrogated interests and/or causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or Medicaid and/or persons acting on behalf of Medicare and/or Medicaid concerning medical, hospital, or other expenses arising of the Released Matters, or concerning any claim based on inaccurate or inadequate information provided by Executive concerning Executive’s status as a Medicare or Medicaid beneficiary.

G.Executive promises not to pursue any claim that Executive has settled by this release. If Executive breaks this promise, Executive agrees to pay all of Western Digital’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. Executive understands that nothing in this Agreement shall be deemed to preclude Executive from challenging the knowing and voluntary nature of this release before a court or the Equal Employment Opportunity Commission (“EEOC”), or from filing a charge with the EEOC, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment laws. Executive expressly acknowledges and agrees, however, that, by signing this release, Executive is waiving the right to, and will not accept, any form of monetary or other damages or any other form of relief from Western Digital based on claims asserted in such a charge or complaint.
4. 1542 Waiver. It is Executive’s intention in signing this Agreement that the general release of claims should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND, THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges and understands the significance and consequence of such release and such specific waiver of SECTION 1542

5.Acknowledgements. Executive acknowledges and agrees that Executive has not suffered any on-the-job injury for which Executive has not already filed a claim. Executive has not been retaliated against for reporting any allegations of wrongdoing by Western Digital or its officers, including any allegations of corporate fraud.
6.Waiver of Rights Under Age Discrimination in Employment Act of 1967. Executive expressly acknowledges and agrees that, by entering into this General Release, Employee is waiving and releasing any rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which may have arisen on or before the date of execution of this General Release, and that this waiver and release is knowing and voluntary. Executive also expressly acknowledges and agrees that:
(a) In return for this waiver and release, Executive will receive consideration, i.e., something of value, beyond that to which Executive was already entitled before entering into this General Release;
(b) Executive is hereby advised in writing by this General Release to consult with an attorney before signing this General Release;
(c) When given a copy of this General Release, Executive was informed that Executive had twenty-one (21) days within which to consider it; and
(d) Executive was informed that Executive has seven (7) days following Executive’s execution of this General Release in which to revoke its execution, in writing to Western Digital’s Executive Vice President and Chief Legal Officer, and that this General Release will not become effective or enforceable until the revocation period has expired.
In the event Executive signs this General Release and returns it to Western Digital in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for consideration of this General Release. This General Release will become effective and enforceable seven (7) days following execution by Employee, unless Executive revokes it during the seven-day period consistent with the terms of this Section. The parties agree that no change to this General Release, whether material or immaterial, will restart the running of the twenty-one (21) day period. In the event that Executive exercises Executive’s right of revocation during the seven-day revocation period, neither Western Digital nor Executive will have any obligations under this General Release. Nothing in this Paragraph prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7.Denial of Liability. This Agreement does not constitute an admission by Western Digital of any violation of federal, state or local law, ordinance or regulation or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Western Digital. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.
8.Confidentiality. Executive agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and, unless required by law, Executive shall not disclose them to any other person, other than to Executive’s legal and financial advisors or members of Executive’s immediate family, who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement. Without limiting the generality of the foregoing, Executive specifically agrees not to disclose information regarding this Agreement to any current or former employee of Western Digital. Executive agrees that disclosure by Executive in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.
9.Confidential and Proprietary Information. Executive acknowledges that by reason of Executive’s position with Western Digital, Executive has been given access to confidential, trade secret, proprietary or private materials or information regarding Western Digital’s business. Executive represents that Executive has held all such information confidential and will continue to do so, and that Executive will not use such information without the prior written consent of Western Digital. Executive may continue to receive and be entrusted with confidential material through the Separation Date. In addition, Executive agrees that Executive’s obligations under the Employee Invention and Confidentiality Agreement, if Executive is subject to one, or any other similar Western Digital or Released Party agreement or policy relating to confidential information, employee inventions, nonsolicitation, noncompetition, or similar matters to which Executive is now subject (“Surviving Agreements”) continue in effect per the terms of those agreements. Executive represents that Executive has returned all confidential, proprietary and trade secret information within Executive’s possession or control to Western Digital or will make best efforts to do so on or before the Separation Date. Executive understands that confidential trade secrets, proprietary information and confidential business information of Western Digital affects the successful conduct of Western Digital’s business and its goodwill. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any confidential, trade secret, proprietary or private materials or information regarding Western Digital’s business by any means whatsoever shall constitute “Unfair Competition.” Executive agrees that Executive shall not engage in Unfair Competition at any time. Executive also understands that pursuant to the Defend Trade Secrets Act of 2016, 18 USC § 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.Return of Company Property. Executive warrants and represents that Executive will return all company equipment, including, but not limited to, keys or means of access to Western Digital’s facilities or parking structures, computers, cell phones, personal data assistants, and notebooks within Executive’s possession or control, and not previously delivered to Western Digital, on or before Executive’s Separation Date. Executive will also return all information, materials, documents, memoranda, reports, files, samples, books, correspondence, lists, programs, documentation, and/or other related materials produced as a result of Executive’s employment with Western Digital (including copies) within Executive’s possession or control, and not previously delivered to Western Digital, no later than Executive’s Separation Date.
11.Non-Solicitation. Executive promises and agrees that she will not, during the twelve (12) months following the Separation Date, directly or indirectly (a) solicit or recruit any individual causing them to terminate employment with Western Digital in order to become an employee, consultant or independent contractor for Executive or any other person or entity; or (b) solicit for competitive business purposes any customer of Western Digital or its affiliates (who is or became a customer during the term of Executive’s employment and whose information constitutes Western Digital’s trade secret under applicable law). Executive acknowledges that the restrictions contained in this paragraph are reasonable to protect the stability of Western Digital’s workforce and to protect the confidential, proprietary and trade secret information of Western Digital, and that Western Digital would suffer irreparable harm if Executive fails to comply with the promises in this paragraph.
12.Litigation and Investigation Cooperation. Executive agrees to cooperate with Western Digital regarding any threatened, pending or subsequently filed litigation, claims, or other disputes, or in any investigation or proceeding by any governmental agency or body, involving Western Digital that relate to matters within Executive’s knowledge or responsibility during Executive’s employment with Western Digital. Executive has disclosed to Western Digital’s General Counsel all information within Executive’s knowledge as of the date of this Agreement related to any pending or threated legal matter with which Executive has had any direct or indirect involvement. Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by Western Digital that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Executive’s employment with Western Digital. Without limiting the foregoing, Executive agrees (a) to meet with Western Digital representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide Western Digital with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Western Digital will reimburse Executive for all reasonable expenses in connection with the assistance and cooperation described in this paragraph.

13.Intellectual Property Assistance. Executive agrees to execute every lawful document that Western Digital requests her to execute (whether or not during Executive’s employment with Western Digital) in connection with the protection of Western Digital’s intellectual property rights. Such lawful documents include, but are not limited to, declarations and assignments including declarations of inventorship for filing and prosecuting patent applications on inventions, assignments to show title to such inventions and patent applications in Western Digital or Western Digital’s designee, and assignments to show title to works of authorship and applications for copyright registration. Executive agrees that Executive shall give such further assistance, including but not limited to information and testimony pursuant to Western Digital’s request (whether or not after Executive’s Separation Date) in connection with its defense, assertion, or protection of Western Digital’s intellectual property rights. Western Digital shall reimburse Executive for all reasonable out of pocket expenses incurred in providing assistance pursuant to this provision.
14.Non-Disparagement. Executive agrees that Executive shall not (a) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Western Digital, as well as its directors, officers, and employees, past and present, and each of them, in each such case in his or her capacity as a service provider to Western Digital, or (b) make any statement or engage in any conduct that has the purpose of materially disrupting the business of Western Digital. In the event Western Digital receives inquiries from potential employers regarding Executive, Western Digital will provide only Executive’s dates of employment, position history, and compensation. Executive agrees that Executive will direct all reference inquiries to HR department (HR Central at 866-823-8775). Nothing herein shall in any way prohibit Executive or Western Digital from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive or Western Digital.
15.Repayment Provision Upon Re-employment. Executive agrees to repay Western Digital a pro rata portion of the Separation Benefits paid to Executive under Section 2 of this Agreement if Executive obtains re-employment with Western Digital, including any of its related entities, within the period of time after execution of the Agreement as set forth in Section 2 for which Western Digital contemplates paying Executive Separation Benefits. For example, if Executive is paid two weeks of Separation Benefits, but is reemployed by Western Digital one week after Executive’s Separation Date, Executive must repay one week of Separation Benefits to Western Digital.
16.Warranty Regarding Non-Assignment. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless Western Digital from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
17.Termination of Relationship. Executive and Western Digital acknowledge that any employment or contractual relationship between them shall terminate on the Separation Date, and that they have no further employment or contractual relationship except as may arise out of this Agreement and Executive’s continued obligations under the Surviving Agreements.
18.Warranty Regarding Taxes. Executive agrees that Executive shall be exclusively and fully liable for the payment of any and all federal, state, and local taxes which may be due, and tax consequences, including interest and penalties, if any, as the result of the consideration received as set forth herein. Executive agrees to indemnify Western Digital for, and to hold Western Digital harmless from, any obligation, liability, taxes, penalties, costs or attorney’s fees (collectively, the “Tax Liability”) it may incur in connection with the failure to withhold any tax, social security, FICA, or any other amounts associated with the above-referenced payment, except to the extent such Tax Liability directly results from Western Digital’s gross negligence in connection with the failure to properly withhold or report any tax, social security, FICA or other amounts associated with the above-referenced payment. Executive has not relied upon any advice from Western Digital as to the taxability of any payments hereunder, whether pursuant to federal, state or local income tax statutes or otherwise. Executive acknowledges that Western Digital does not make and has not made any representations regarding the taxability of the payment to Executive, and Executive has not relied upon any representation or advice by Western Digital on that subject. It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement shall be construed and interpreted consistent with that intent so as to avoid the imputation of any additional tax, penalty or interest under Section 409A of the Internal Revenue Code yet preserve (to the nearest extent possible) the intended benefit payable to the Executive.
19.Severability and Enforceability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable. The parties agree that a waiver of a breach by the other party shall not operate or be construed as a waiver by that party of any subsequent breach of like or similar kind. No waiver shall be binding unless in writing and signed by the party waiving the breach.
20.Integration Clause. This Agreement, the Surviving Agreements, and the applicable equity award plans and award agreements governing outstanding equity awards (collectively, the “Integrated Agreements”) constitute and contain the entire agreement and understanding concerning Executive’s employment and the other matters addressed herein. The parties intend the Integrated Agreements to be a complete and exclusive statement of the terms of their agreement. The parties represent and acknowledge that they do not rely and have not relied upon any representation or statement not set forth in this Agreement. The Integrated Agreements supersede and replace all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters contained herein. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties.
21.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
22.Advice of Counsel. In entering this Agreement, the parties represent that they have had the opportunity to seek the advice of counsel of their choosing prior to executing this Agreement.
23.Attorney’s Fees. The parties agree that each side shall bear their own costs and any attorney’s fees incurred in connection with this Agreement, other than as may be set forth in Section 2 above. However, should Executive breach any of the provisions or obligations of this Agreement, all of which are deemed material for purposes of this Section 23, Western Digital shall be entitled to recover from Executive the reasonable attorney fees and costs that Western Digital incurs in connection with any legal dispute over Executive’s breach of the Agreement.
24.Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
25.Cooperation in Drafting. Executive and Western Digital have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
26.Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
27.Arbitration and Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State without regard to principles of conflict of laws.

A.Provided that Executive has exhausted the claims and appeals procedure of the Plan with respect to any claim for benefits or for breach of fiduciary duty, any dispute regarding Executive’s employment with Western Digital or termination of such employment, and any aspect of this Agreement (including but not limited to the enforceability, unconscionability, interpretation, construction, or breach of this Agreement), shall be governed by the Western Digital Dispute Resolution Agreement, in the event an enforceable one exists between Executive and Western Digital.
B.In the event that an enforceable Western Digital Dispute Resolution Agreement between Executive and Western Digital does not exist, and provided that Executive has exhausted the claims and appeals procedure previously mentioned in this paragraph with respect to any claims for benefits or for breach of fiduciary duty, the following shall apply: Any dispute regarding Executive’s employment with Western Digital or its termination, and any aspect of this Agreement (including but not limited to the enforceability, unconscionability, interpretation, construction, or breach of this Agreement, except as expressly provided otherwise herein) shall be settled by final and binding arbitration before a single arbitrator in the county in which Executive worked in accordance with the JAMS Employment Arbitration Rules and Procedures (“Rules”) as the exclusive remedy for such dispute, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A copy of the Rules can be found at: http://www.jamsadr.com/rules-employment-arbitration. The arbitration proceedings do not provide for jury trials, but for a hearing before one independent, neutral arbitrator. Therefore, in agreeing to arbitrate claims, both Executive and Western Digital and its affiliates are waiving a trial or hearing before a jury. Any claim shall be brought in the parties’ individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding, and accordingly Executive waives all purported and actual class and collective action claims, unless applicable law prohibits such waiver, which itself, notwithstanding the foregoing, shall be a question for a court of competent jurisdiction to resolve. In the event of (1) a California Private Attorney General Action claim; (2) a purported or actual class or collective action claim determined to be non-waivable pursuant to applicable law; or (3) any claim determined to be non-arbitrable pursuant to applicable law, such claim(s) shall be brought as a civil action and the parties shall seek such civil action to be stayed pending resolution of all arbitrable claims in arbitration.
C.This arbitration provision shall be viewed as a post-employment agreement, with both Executive and Western Digital splitting equally any fees of the arbitrator and JAMS.
28.Injunctive Relief. Either party may apply to the arbitrator for preliminary injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either party also may, without waiving any remedy under this paragraph, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights of that party, pending the establishment of the arbitral tribunal.

IN WITNESS WHEREOF, the undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this	14th	day of	August	, 2020

"EXECUTIVE"
Print Name:	Mike Cordano
Signature:	/s/Michael D. Cordano

EXECUTED this	14th	day of	August	, 2020

"WESTERN DIGITAL"
Print Name:	Lori Sundberg
Title:	Chief Human Resources Officer, HR
Signature:	/s/Lori Sundberg